                                                                 Exhibit (c)(1)

===============================================================================


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            SFX ENTERTAINMENT, INC.

                             MWE ACQUISITION CORP.

                                      AND

                     MAGICWORKS ENTERTAINMENT INCORPORATED



                           DATED AS OF AUGUST 6, 1998


===============================================================================

                               TABLE OF CONTENTS

   SECTION                                                                                                      PAGE
   -------                                                                                                      ----

ARTICLE I -- THE OFFER

   1.01.  THE OFFER...............................................................................................2
   1.02.  TARGET ACTION...........................................................................................3

ARTICLE II -- THE MERGER

   2.01.  THE MERGER..............................................................................................4
   2.02.  CLOSING; EFFECTIVE TIME.................................................................................4
   2.03.  EFFECT OF THE MERGER....................................................................................5
   2.04.  CERTIFICATE OF INCORPORATION; BYLAWS....................................................................5
   2.05.  DIRECTORS AND OFFICERS..................................................................................5
   2.06.  CONVERSION OF SECURITIES................................................................................5
   2.07.  SURRENDER OF TARGET STOCK CERTIFICATES..................................................................6
   2.08.  STOCK TRANSFER BOOKS....................................................................................8
   2.09.  STOCK OPTIONS...........................................................................................8
   2.10.  WARRANTS................................................................................................9
   2.11.  CONVERTIBLE NOTES.......................................................................................9

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF TARGET

   3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES............................................................9
   3.02.  CERTIFICATE OF INCORPORATION AND BYLAWS................................................................10
   3.03.  CAPITALIZATION.........................................................................................10
   3.04.  AUTHORITY RELATIVE TO THIS AGREEMENT...................................................................10
   3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.............................................................11
   3.06.  PERMITS; COMPLIANCE....................................................................................12
   3.07.  SEC FILINGS; FINANCIAL STATEMENTS......................................................................12
   3.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS...................................................................13
   3.09.  ABSENCE OF LITIGATION..................................................................................14
   3.10.  EMPLOYEE BENEFIT MATTERS...............................................................................14
   3.11.  LABOR MATTERS..........................................................................................17
   3.12.  INTELLECTUAL PROPERTY..................................................................................17
   3.13.  TAXES   ...............................................................................................18
   3.14.   OFFER DOCUMENTS; SCHEDULE 14D-9.......................................................................20
   3.15.  BROKERS ...............................................................................................20
   3.16.  TANGIBLE PROPERTY......................................................................................20
   3.17.  MATERIAL AND ACQUISITION CONTRACTS.....................................................................20
   3.18.  BOARD RECOMMENDATION...................................................................................21
   3.19.  CHANGE IN CONTROL......................................................................................21
   3.20.  ENVIRONMENTAL MATTERS..................................................................................22
   3.21.  ACCOUNTS RECEIVABLE....................................................................................23
   3.22.  INSURANCE..............................................................................................23
   3.23.  REAL PROPERTY AND LEASES...............................................................................23
   3.24.  INTERESTED PARTY TRANSACTIONS..........................................................................24
   3.25.  CLIENTS AND EVENTS.....................................................................................24
   3.26.  RESTRICTIONS ON BUSINESS ACTIVITIES....................................................................25

                                      (i)

   3.27.  CORPORATE RECORDS......................................................................................25
   3.28.  STATE TAKEOVER STATUTES................................................................................25
   3.29.  PARACHUTE PAYMENTS.....................................................................................25
   3.30.  OPINION OF FINANCIAL ADVISOR...........................................................................25

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION SUB

   4.01.  CORPORATE ORGANIZATION AND QUALIFICATION...............................................................25
   4.02.  CERTIFICATE OF INCORPORATION AND BYLAWS................................................................26
   4.03.  OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES......................................................26
   4.04.  AUTHORITY RELATIVE TO THIS AGREEMENT...................................................................26
   4.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.............................................................26
   4.06.  OFFER DOCUMENTS, PROXY STATEMENT.......................................................................27
   4.07.  FINANCING..............................................................................................27
   4.08.  BOARD RECOMMENDATION...................................................................................27

ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER

   5.01.  CONDUCT OF BUSINESS BY TARGET PENDING THE MERGER.......................................................27
   5.02.  OTHER ACTIONS..........................................................................................29

ARTICLE VI -- ADDITIONAL AGREEMENTS

   6.01.  PROXY STATEMENT........................................................................................30
   6.02.  TARGET BOARD REPRESENTATION............................................................................30
   6.03.  STOCKHOLDERS' MEETING..................................................................................31
   6.04.  APPROPRIATE ACTION; CONSENTS; FILINGS..................................................................31
   6.05.  ACCESS; CONFIDENTIALITY................................................................................32
   6.06.  NO SOLICITATION........................................................................................33
   6.07.  DIRECTORS' AND OFFICERS' INDEMNIFICATION...............................................................34
   6.08.  OBLIGATIONS OF ACQUISITION SUB.........................................................................35
   6.09.  PUBLIC ANNOUNCEMENTS...................................................................................36
   6.10.  NOTIFICATION OF CERTAIN MATTERS........................................................................36
   6.11.  FURTHER ACTION.........................................................................................36
   6.12.  EMPLOYEE BENEFIT PLANS.................................................................................36
   6.13.  PAYMENTS IN RESPECT OF TARGET OPTIONS..................................................................36
   6.14.  CERTAIN LITIGATION.....................................................................................37

ARTICLE VII -- CONDITIONS TO THE MERGER

   7.01.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY............................................................37

ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER

   8.01.  TERMINATION............................................................................................38
   8.02.  FEES AND EXPENSES; EFFECT OF TERMINATION...............................................................39
   8.03.  AMENDMENT..............................................................................................40
   8.04.  WAIVER  ...............................................................................................41

ARTICLE IX -- GENERAL PROVISIONS

   9.01.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.............................................41
   9.02.  NOTICES ...............................................................................................41
   9.03.  CERTAIN DEFINITIONS....................................................................................42
   9.04.  SEVERABILITY...........................................................................................43
   9.05.  ASSIGNMENT; BINDING EFFECT; BENEFIT....................................................................43
   9.06.  INCORPORATION OF SCHEDULES.............................................................................44
   9.07.  SPECIFIC PERFORMANCE...................................................................................44

                                      (ii)

   9.08.  GOVERNING LAW..........................................................................................44
   9.09.  HEADINGS...............................................................................................44
   9.10.  COUNTERPARTS...........................................................................................44
   9.11.  WAIVER OF JURY TRIAL...................................................................................44
   9.12.  ENTIRE AGREEMENT.......................................................................................44

                                     (iii)

Exhibit A - Conditions to the Offer
Exhibit B - Target Disclosure Schedule
Exhibit C - Acquiror Disclosure Schedule
Exhibit D - Form of Option Release Agreement

                                     (iv)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of August 6, 1998 (this "Agreement"), by and among SFX Entertainment, Inc., a Delaware corporation ("Acquiror"), MWE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Acquisition Sub"), and Magicworks Entertainment Incorporated, a Delaware corporation ("Target").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Acquiror, Acquisition Sub and Target (including a special committee of the independent directors of Target (the "Target Independent Committee")), have each determined that it is advisable and in the best interest of their respective stockholders for Acquiror, through Acquisition Sub, to acquire Target upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, it is proposed that Acquisition Sub shall make a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to acquire all (but not less than a majority of) the issued and outstanding shares of common stock, par value $.001 per share, of Target ("Target Common Stock"; shares of Target Common Stock being hereinafter collectively referred to as the "Shares") for $4.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, subject to applicable withholding of taxes, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer;

         WHEREAS, the Board of Directors of Acquiror and Acquisition Sub have approved the making of the Offer and the transactions related thereto;

         WHEREAS, the Board of Directors of Target and the Target Independent Committee have each approved the making of the Offer and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer;

         WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Acquiror, Acquisition Sub and Target and the Target Independent Committee have each approved the merger (the "Merger") of Acquisition Sub with and into Target in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

         WHEREAS, as a condition of the willingness of Acquiror to enter into this Agreement, each of Joe Marsh, Lee Marshall, Brad Krassner, Glenn Bechdel and John W. Ballard (the "Principal Stockholders"), who as of the date hereof hold an aggregate of approximately 78.5% of the Shares, has entered into a Stockholder Agreement dated the date hereof (collectively, the "Stockholder Agreements") with Acquiror, which provides, among other things, that, subject to the terms and conditions thereof, the Principal Stockholders will tender all of their Shares into the Offer upon the terms and subject to the conditions set forth in the Stockholder Agreements;

         WHEREAS, the Board of Directors of Target and the Target Independent Committee have approved the terms of the Stockholder Agreements and the transactions contemplated thereby, including for purposes of Section 203 of Delaware Law; and

         WHEREAS, Acquiror and Acquisition Sub are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery hereof, certain of the Principal Stockholders enter into amendments to their employment agreements ("Employment Agreement Amendments").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Acquisition Sub and Target hereby agree as follows:

                             ARTICLE I -- THE OFFER

         SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in Exhibit A hereto shall have occurred or be existing (unless such event shall have been waived by Acquisition Sub), Acquiror shall cause Acquisition Sub to commence, and Acquisition Sub shall commence, the Offer at the Per Share Amount as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of Acquisition Sub's intention to commence the Offer. The initial expiration date for the Offer shall be the 20th business day following the commencement of the Offer. The obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of Shares that constitute a majority of the then outstanding Shares (determined on a fully-diluted basis (as defined herein)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver, in whole or in part by Acquisition Sub in its sole discretion, of the other conditions set forth in Exhibit A hereto. Acquisition Sub expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; except that (notwithstanding Section 8.03), without the consent of Target, no change may be made by Acquisition Sub which (A) decreases the Per Share Amount (or changes the form of consideration to be paid in the Offer), (B) reduces the maximum number of Shares to be purchased in the Offer, (C) adds to or modifies the conditions to the Offer set forth in Exhibit A hereto, or (D) extends, amends or changes any other terms of the Offer in any manner materially adverse to the holders of Shares. Notwithstanding the foregoing sentence, Acquisition Sub may, without the consent of Target, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Acquisition Sub's obligations to purchase the Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer from time to time for up to a maximum of an aggregate of 15 business days beyond the latest expiration date that would otherwise be permitted in this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares, and/or (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law. Notwithstanding the foregoing, (x) the Offer may not, without Target's prior written consent, be extended beyond the date of termination of this Agreement pursuant to Section 8.01 and (y) the Offer may not, without Target's prior written consent, be extended pursuant to clause
(i), above, if the failure to satisfy any condition was caused by a material breach by Acquiror or Acquisition Sub of any of their representations, warranties, covenants or agreements set forth in this Agreement. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Acquisition Sub shall accept for payment and pay, as promptly as practicable after expiration of the Offer, the Per Share Amount for all Shares validly tendered and not withdrawn. Acquisition Sub may, at any time, transfer or assign to one or more corporations directly or indirectly wholly-owned by Acquiror the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Acquisition Sub of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment. Acquiror shall provide or cause to be provided to Acquisition Sub on a timely basis all funds necessary to accept for payment, and pay for, all Shares that Acquisition Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, Acquisition Sub shall file with the SEC and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Acquiror, Acquisition Sub and Target agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Acquiror and Acquisition Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Target and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Acquiror and Acquisition Sub will provide Target and its counsel with a copy of any written comments or telephonic notification of any verbal comments Acquiror or Acquisition Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide Target and its counsel with a copy of any written responses and telephonic notification of any verbal response of Acquiror, Acquisition Sub or their counsel. In the event that the Offer is terminated or withdrawn by Acquisition Sub, Acquiror and Acquisition Sub shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined herein).

                  SECTION 1.02. TARGET ACTION. (a) (i) At a meeting duly called and held in compliance with Delaware Law, (A) the Target Independent Committee has unanimously adopted a resolution approving and consenting to the Agreement, the Stockholder Agreements, the Employment Agreement Amendments (collectively, the "Transaction Documents") and the transactions contemplated hereby, including, without limitation, the terms of each of the Offer and the Merger (the "Transactions") and recommended that the Board of Directors of Target approve the Transaction Documents and the Transactions and (B) the Board of Directors of Target has unanimously adopted a resolution (1) approving the Transaction Documents and the Transactions, based on a determination that the Transaction Documents and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of, the Target stockholders,
(2) approving and adopting the Transaction Documents and the Transactions and
(3) recommending approval and adoption of this Agreement and the Merger by the stockholders of Target if required by applicable Law; and (ii) Salomon Smith Barney ("Target Banker") has delivered simultaneously herewith to the Target Independent Committee an opinion to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares (other than the Acquiror and its Affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. Target has been authorized by Target Banker, subject to prior approval by Target Banker, to include such opinion (or references thereto) in the Offer Documents (as defined in paragraph
(b) of this Section 1.02) and in the Schedule 14D-9 and the documents referred to in Section 6.01. Target hereby consents to the inclusion in the Offer Documents of the recommendation of Target's Board of Directors and the Target Independent Committee described above.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, Target shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of Target's Board of Directors and the Target Independent Committee described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. Target, Acquiror and Acquisition Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and Target further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Acquiror, Acquisition Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. Target will provide Acquiror and Acquisition Sub and their counsel with a copy of any written comments or telephonic notification of any verbal comments Target may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt thereof and will provide Acquiror and Acquisition Sub and their counsel with a copy of any written responses and telephonic notification of any verbal response of Target or its counsel.

                  (c) Target shall promptly furnish Acquisition Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable, and of those persons becoming record holders subsequent to such date. Target shall furnish Acquisition Sub with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Acquiror, Acquisition Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Acquiror and Acquisition Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall deliver promptly, upon request, to Target all copies of such information then in their possession or under their control.

                            ARTICLE II -- THE MERGER

         SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined herein), (a) Acquisition Sub shall be merged with and into Target, (b) the separate corporate existence of Acquisition Sub shall cease, and (c) Target shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition Sub in accordance with Delaware Law.

         SECTION 2.02. CLOSING; EFFECTIVE TIME. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VII) shall be no later than the third business day after satisfaction of the conditions set forth in Section 7.01, at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a Certificate of Merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent time as Acquiror and Target shall agree and as is specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 2.03. EFFECT OF THE MERGER. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Target and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.04. CERTIFICATE OF INCORPORATION; BYLAWS. (a) The Certificate of Incorporation of Target, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

         (b) The Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

         SECTION 2.05. DIRECTORS AND OFFICERS. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are elected or appointed and qualified, as the case may be. Target shall obtain such resignations as may be necessary to effect the foregoing. The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

         SECTION 2.06. CONVERSION OF SECURITIES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, Target or the holders of any of the following shares of capital stock, and except as otherwise provided herein and subject to Section 2.07(d):

                  (i) each share of Target Common Stock then issued and outstanding (other than shares to be canceled in accordance with Section 2.06(a)(iii) and other than Dissenting Shares (as defined herein)) shall be converted automatically into the right to receive an amount per share equal to the Per Share Amount in cash (the "Merger Consideration"), without interest, less any withholding taxes required under applicable law;

                  (ii) all shares (other than Dissenting Shares) of Target Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares (other than Dissenting Shares) shall thereafter represent the right to receive the Merger Consideration into which such shares of Target Common Stock were converted in the Merger. The holders of certificates previously evidencing such shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Target Common Stock except as otherwise provided herein or by Delaware Law. Such certificates previously evidencing Target Common Stock shall be exchanged for the Merger Consideration issued in consideration therefor upon the surrender of such certificates previously evidencing Target Common Stock in accordance with the provisions of Section 2.07;

                  (iii) each share of Target Common Stock held in the treasury of Target and any shares of Target Common Stock owned by Acquiror or Target or any wholly-owned Subsidiary (as defined in Section 9.03) of Acquiror or Target shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto; and

                  (iv) each share of common stock, $.01 par value, of Acquisition Sub (the "Acquisition Sub Common Stock"), then issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation equal to the quotient realized by dividing (A) the aggregate number of shares of Target Common Stock determined on a fully-diluted basis immediately prior to the Effective Time by (B) the aggregate number of shares of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time. The phrase "fully-diluted basis" shall mean, as of any date, the number of shares of Target Common Stock then outstanding, together with the aggregate number of shares of Target Common Stock that Target may be required, as of such date or thereafter, to issue (with or without notice, lapse of time or the action of any third party) pursuant to any outstanding securities, options, warrants, commitments, agreements, arrangements or undertakings of any kind and assuming the maximum number of shares of Target Common Stock issuable thereunder.

         (b) If between the date of this Agreement and the Effective Time, except as otherwise contemplated herein, the outstanding Target Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, then the Merger Consideration shall be correspondingly adjusted as necessary to reflect such stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares.

         (c) Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have properly exercised any applicable appraisal rights with respect thereto under Section 262 of Delaware Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such payment as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under Delaware Law, each such holder's shares of Target Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in
Section 2.07, and such shares shall no longer be Dissenting Shares. Prior to the Effective Time, Target (i) shall give Acquiror prompt notice of any written demands for appraisal or withdrawals of demands for appraisal received by Target, (ii) shall give Acquiror the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand and (iii) except with the prior written consent of Acquiror, shall not settle or offer to settle any such demands.

         SECTION 2.07.  SURRENDER OF TARGET STOCK CERTIFICATES.

         (a) PAYING AGENT. (a) Prior to the Effective Time, Acquiror shall designate a bank or trust company reasonably satisfactory to Target to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which such holders become entitled pursuant to
Section 2.06(a). At the Effective Time, Acquiror shall cause the Surviving Corporation to have sufficient funds to deposit, and shall cause the Surviving Corporation to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by Acquiror or Acquiror
Sub) and (ii) the Per Share Amount. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $150 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise) (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Acquiror).

         (b) SURRENDER PROCEDURES. As soon as reasonably practicable after the Effective Time, Acquiror will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (other than shares canceled in accordance with Section 2.06 (a)(iii) and other than Dissenting Shares) (each a "Certificate" and collectively, the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Acquiror may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. Subject to Section 2.07(f), under no circumstances will any holder of a Certificate be entitled to receive any part of the Merger Consideration into which Shares were converted in the Merger until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of Target, the Merger Consideration into which such shares of Target Common Stock were converted in the Merger may be paid or issued in accordance with this Article II to the transferee if the Certificate evidencing such shares of Target Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.07, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration, which the holder has the right to receive in respect of the Target Common Stock formerly represented by such Certificate. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

         (c) NO FURTHER RIGHTS IN TARGET COMMON STOCK. The Merger Consideration delivered upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

         (d) RETURN OF FUNDS. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, subject to Section 2.07(e), any holders of Target Common Stock who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Section 2.07.

         (e) NO LIABILITY. None of Acquiror, the Surviving Corporation or the Paying Agent shall be liable to any Person (as defined in Section 9.03) in respect of cash delivered in a reasonable manner to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution of an indemnity agreement by such Person and/or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         (g) WITHHOLDING RIGHTS. Acquiror or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as Acquiror or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Acquiror or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding were made by Acquiror or the Paying Agent.

         SECTION 2.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Common Stock thereafter on the records of Target. At or after the Effective Time, any Certificates presented to the Paying Agent or Acquiror for any reason shall be canceled and converted into the right to receive the Merger Consideration to which they are entitled pursuant to Section 2.07.

         SECTION 2.09. STOCK OPTIONS. With respect to each outstanding (a) option to purchase shares of Target Common Stock granted by Target pursuant to Target's 1996 Stock Option Plan and Directors Stock Option Plan (collectively, the "Stock Option Plans") (collectively, the "Options") (whether or not then exercisable) immediately prior to the Effective Time, Target shall (a) cancel immediately prior to the Effective Time each Option that it has the right to cancel, and (b) with respect to Options that it does not have the right to cancel, use its commercially reasonable efforts to obtain the consent of the holder of such Option to its cancellation and, subject to such consent, cancel such Option immediately prior to the Effective Time. In consideration for the cancellation of such Option, Target agrees to and shall pay to the holder of each canceled Option, at the Effective Time (whether or not such Option was exercisable immediately prior to its cancellation), an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the per-share exercise price for such Option, and (ii) the number of shares of Target Common Stock previously subject to such Option. Each Option which is not canceled as described above shall continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements pursuant to which such Options were issued as in effect immediately prior to the Effective Time, except that such Options shall be exercisable for an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the per-share exercise price for such Option, multiplied by
(ii) the number of shares of Target Common Stock previously subject to such Option.

         SECTION 2.10. WARRANTS. With respect to each outstanding warrant to purchase shares of Target Common Stock (a) issued pursuant to the Common Stock Purchase Warrant Agreement with Craig Brumfield, dated July 25, 1997, (b) issued pursuant to the Common Stock Purchase Warrant Agreement with Capital Growth International, L.L.C., dated July 30, 1996, and (c) issued to David Copperfield (collectively, the "Warrants") immediately prior to the Effective Time, Target shall (a) cancel immediately prior to the Effective Time each Warrant that it has the right to cancel, and (b) with respect to Warrants that it does not have the right to cancel, use its commercially reasonable efforts to obtain the consent of the holder of such Warrant to its cancellation and, subject to such consent, cancel such Warrant immediately prior to the Effective Time. In consideration for the cancellation of such Warrant, Target agrees to and shall pay to the holder of each canceled Warrant, at the Effective Time (whether or not such Warrant was exercisable immediately prior to its cancellation), an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the per-share exercise price for such Warrant, and (ii) the number of Shares of Target Common Stock previously subject to such Warrant. Each Warrant which is not canceled as described above shall continue to have, and be subject to, the same terms and conditions set forth in such Warrants (including, without limitation, any provision contained therein relating to the repurchase or redemption thereof), except that such Warrants shall be exercisable for an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the per-share exercise price for such Warrant, multiplied by (ii) the number of shares of Target Common Stock previously subject to such Warrant.

         SECTION 2.11. CONVERTIBLE NOTES. At the Effective Time, each then outstanding 10% unsecured senior convertible note due September 30, 2001 (collectively, the "Convertible Notes") shall, as of the Effective Time, be assumed by Acquiror. The holders of such Convertible Notes shall continue to have, and be subject to, the same terms and conditions set forth in the Convertible Note (including, without limitation, any provision contained therein relating to the conversion or prepayment thereof), except that each Convertible Note shall be convertible for cash equal to the product of (a) the aggregate amount of principal and accrued but unpaid interest outstanding on the Convertible Note on the Conversion Date (as defined in the Convertible
Note) divided by $3.50 (subject to adjustment as provided in the Convertible
Note), and (b) the Per Share Amount.

            ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF TARGET

         Except as set forth in the disclosure schedule delivered by Target to Acquiror, and signed by Target and Acquiror for identification (the "Target Disclosure Schedule"), which identify exceptions by specific section references, Target hereby represents and warrants to Acquiror and Acquisition Sub that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Target is a corporation, and each subsidiary of Target is a corporation or a partnership, as the case may be, in each case (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) which has the requisite corporate power and authority (or partnership power and authority) to own, lease and operate its properties and to carry on its business as it is now being conducted. Target and each of its Subsidiaries are duly qualified or licensed as a foreign corporation (or partnership) to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target. As used in this Agreement, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other changes or effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect and which are continuing as of that date, is or is reasonably likely to be materially adverse to the financial condition, business, or results of operations of such Person and its Subsidiaries, taken as a whole, except for (x) any change or effect relating (i) to the economy in general or (ii) to conditions or adverse changes in or affecting the live entertainment business generally or (y) any change or effect resulting from this Agreement or the transactions contemplated hereby.
Section 3.01 of the Target Disclosure Schedule sets forth, as of the date hereof, a true and correct list of all of the Subsidiaries of Target, together with the jurisdiction of organization and qualification of each Subsidiary and the percentage of the outstanding capital stock (or other ownership interest) of each Subsidiary owned by Target and each other Subsidiary. Except as specifically disclosed in Section 3.01 of the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. Target has delivered to Acquiror true, complete and correct copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of Target and each of its Subsidiaries, each as amended to date. Neither Target nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational document, as applicable.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of Target consists of 50,000,000 shares of Target Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, (i) 24,431,243 shares of Target Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to preemptive rights and (ii) no shares of preferred stock of Target were issued and outstanding. Section 3.03(a) of the Target Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the holders of all options, warrants, stock appreciation rights or other rights relating to the issued or unissued capital stock of Target or any of its Subsidiaries as described above, the number, class and series of shares subject to each such option, warrant, stock appreciation right or other rights, and the exercise prices thereof. Except as specified in Section 3.03(a) of the Target Disclosure Schedule, there are no options, warrants, stock appreciation rights or other rights, agreements, arrangements or commitments of any character (including, without limitation, employment and acquisition agreements) relating to the issued or unissued capital stock of, or other equity interests in, Target or any of its Subsidiaries or obligating Target or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Target or any of its Subsidiaries. Except as set forth in Section 3.03(b) of the Target Disclosure Schedule, there are no outstanding contractual obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Target Common Stock or any capital stock of, or any equity interest in, any Subsidiary of Target. Each outstanding share of capital stock of, or other equity interest in, each Subsidiary of Target is duly authorized, validly issued, fully paid and nonassessable, and each such share or interest owned by Target or another Subsidiary of Target is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Target's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 3.03(c) of the Target Disclosure Schedule, there are no notes, bonds, debentures or other indebtedness of Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Target may vote.

         SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Target has all necessary corporate power and authority to execute and deliver the Transaction Documents and, subject to, if applicable, an affirmative vote of the holders of a majority of the voting power of the then outstanding Shares ("Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated. The execution and delivery of each of the Transaction Documents by Target and the consummation by Target of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Target are necessary to authorize the Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of Target as set forth in
Section 3.14 and the filing of an appropriate Certificate of Merger with the Secretary of State of Delaware as required by Delaware Law). The Transaction Documents have been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery of the Transaction Documents by Acquiror and Acquisition Sub, constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of the Transaction Documents by Target do not, and the performance of the Transaction Documents by Target will not, subject to, (x) with respect to the Merger, if applicable, obtaining the Stockholder Approval of the Transaction Documents by Target's stockholders in accordance with this Agreement and Delaware Law, and (y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(b) of this Agreement, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Target or (ii) conflict with or violate the organizational documents of any Subsidiary of Target, (iii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Law" or "Laws") applicable to Target or any of its Subsidiaries or by which any property or asset of Target or any of its Subsidiaries is bound or affected, or (iv) except as described in Section 3.05(a)(iii) of the Target Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or give to others any right to invalidate or terminate any purchase or other right to acquire property under, or result in the creation of a lien or other encumbrance on any property or asset of Target or any of its Subsidiaries or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, evidence of Indebtedness, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any property or asset of Target or any of its Subsidiaries is bound or affected, except, in any of the cases enumerated in clauses (ii), (iii) and
(iv), for such conflicts, violations, breaches, defaults, rights, liens and consents which individually or in the aggregate (x) would not reasonably be expected to have a Material Adverse Effect on Target, and (y) would not prevent or materially delay consummation of the Transactions or otherwise prevent Target from timely performance of its obligations under any of the Transaction Documents. For purposes of this Agreement, "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (v) all capitalized lease obligations of such Person, (vi) all obligations of others secured by a lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such Person and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

         (b) The execution and delivery of the Transaction Documents do not, and the performance of the Transaction Documents by the parties thereto will not, result in any breach of or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any right to invalidate or terminate any purchase or other right to acquire property under, any Acquisition Contract (as herein defined).

         (c) The execution and delivery of the Transaction Documents by Target do not, and the performance of the Transaction Documents by Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" Laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and filing of an appropriate Certificate of Merger as required by Delaware Law, and (ii) otherwise where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on Target, would not prevent or delay consummation of the Transactions, or otherwise prevent Target from timely performing its obligations under the Transaction Documents in any material respect.

         SECTION 3.06. PERMITS; COMPLIANCE. Each of Target and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") legally necessary for Target or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Target (the "Target Permits") and, as of the date hereof, no suspension or cancellation of any of the Target Permits is pending or, to the knowledge of Target, threatened. Neither Target nor any of its Subsidiaries is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (i) any Law applicable to Target or any of its Subsidiaries or by which any property or asset of Target or any of its Subsidiaries is bound or affected, except in the case of any such conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect, or (ii) any of the Target Permits.

         SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Since July 1, 1996, Target has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Target SEC Reports"). The Target SEC Reports, after giving effect to any amendments thereto prior to the date hereof, (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Target is currently required to file any form, report or other document with the SEC.

         (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Target SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-QSB or Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presented in all material respects the financial position, results of operations and changes in stockholders' equity and cash flows of Target and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on Target).

         (c) Except (i) to the extent set forth on the audited consolidated balance sheet of Target as of December 31, 1997, including the notes to the audited financial statements of which such balance sheet is a part and which is included in Target's Form 10-KSB for the year ended December 31, 1997 (the "Target Balance Sheet"), or (ii) to the extent set forth on the consolidated balance sheet of Target as of March 31, 1998, including the notes to the financial statements of which such balance sheet is a part and which is included in Target's Form 10-Q for the three months ended March 31, 1998 (the "Target Interim Balance Sheet"), neither Target nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in (x) the ordinary course of business consistent with past practice since March 31, 1998 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target or (y) connection with the Transaction Documents.

         (d) Target has heretofore delivered to Acquiror true, complete and correct copies of all amendments and modifications (if any) that have not been filed by Target with the SEC to all agreements, documents and other instruments that previously had been filed by Acquiror as exhibits to the Target SEC Reports and are currently in effect.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1998, Target has conducted its business only in the ordinary course and in a manner consistent with Target's past practice, and, without limiting the foregoing, except as set forth in Section 3.08 of the Target Disclosure Schedule or as contemplated by this Agreement since such date, there has not been:

         (a) any amendment or other change to the Certificate of Incorporation or Bylaws of Target or the organizational documents of any Subsidiary of Target;

         (b) any issuance, sale, pledge, disposal, grant, encumbrance, or authorization of the issuance, sale, pledge, disposition, grant or encumbrance by Target or any of its Subsidiaries of (i) any shares of their capital stock of any class, or any options, warrants, stock appreciation rights, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Target or any of its Subsidiaries (except for the issuance of shares of capital stock issuable pursuant to Options, Warrants and Convertible Notes outstanding on March 31, 1998), or (ii) any of their assets;

         (c) any declaration, setting aside, making or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of Target or any of its Subsidiaries;

         (d) any reclassification, combination, split or division by Target or any of its Subsidiaries of any of their capital stock or redemption, purchase or other acquisition, directly or indirectly, of any of their capital stock or securities or obligations convertible into or exchangeable or exercisable for such capital stock;

         (e) any commitment or incurrence by Target or any of its Subsidiaries of any capital expenditure in excess of $50,000;

         (f) any incurrence of any indebtedness for borrowed money in excess of $50,000 or issuance of any debt securities or assumption, guarantee or endorsement, or otherwise becoming responsible as an accommodation, for the obligations of any Person, or making of any loans or advances;

         (g) any contract or agreement material to the business, results of operations, financial condition or prospects of Target or any of its Subsidiaries entered into or modified, amended or terminated;

         (h) any (i) grant of any severance or termination pay to any director, officer or employee of Target or any Subsidiary of Target, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Target or any Subsidiary of Target entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Target or any Subsidiary of Target other than, in the case of employees (other than directors and officers), in the ordinary course of business;

         (i) any material change by Target or any Subsidiary of Target in its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or

         (j) any event, circumstance or fact (whether or not covered by insurance), individually or in the aggregate, (i) having or reasonably likely to have a Material Adverse Effect on Target or (ii) likely to prevent or materially delay consummation of the Transactions or to otherwise prevent Target from timely performance of its obligations under the Transaction Documents.

         SECTION 3.09. ABSENCE OF LITIGATION. Section 3.09 of the Target Disclosure Schedule sets forth each instance in which any of Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, settlement, award or charge or (ii) is a party or, to the knowledge of Target and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which (x) would reasonably be expected to have a Material Adverse Effect on Target or (y) would prevent or materially delay consummation of the Transactions or otherwise prevent Target from timely performance of its obligations under the Transaction Documents. Neither Target nor any of its Subsidiaries nor any property or asset of Target or any of its Subsidiaries is in violation of any order, writ, judgment, injunction, decree, determination or award.

         SECTION 3.10. EMPLOYEE BENEFIT MATTERS. Except as disclosed in Section
3.10 of the Target Disclosure Schedule:

         (a) Target has delivered to Acquiror each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Paychex Business Solutions ("PBS") or by Target, any of its Subsidiaries or any other Person that, together with Target, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of Target or any of its Subsidiaries and any current or former employees, officers, directors or independent contractors of PBS who perform services for Target or any Commonly Controlled Entity, or with respect to which Target or any Commonly Controlled Entity has any material contingent liability (collectively, "Benefit Plans"). Target has delivered to Acquiror true, complete and correct copies of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan for which the filing of any such report is required by ERISA or the Code, (ii) the most recent summary plan description for each Benefit Plan for which the preparation of any such summary plan description is required by ERISA, (iii) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan,
(iv) a schedule of employer expenses with respect to each Benefit Plan for the current plan year of each Benefit Plan, and (v) each client service agreement, automated clearing house agreement, and any other agreement between or among PBS and Target or any Commonly Controlled Entity.

         (b) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements. To the knowledge of Target, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that, individually or in the aggregate, (i) are reasonably likely to result in a Material Adverse Effect on Target or (ii) would prevent or delay consummation of the Transactions or otherwise prevent Target from timely performance of its obligations under this Agreement.

         (c) There has been no application for waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. No Pension Plan has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code.

         (d) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust as adopted by Target or any Commonly Controlled Entity is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of Target, (i) no such determination letter has been revoked, (ii) revocation of such letter has not been threatened, and (iii) such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. Target has delivered to Acquiror a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. To the knowledge of Target, no event has occurred that could subject any Pension Plan to any tax under Section 511 of the Code that, individually or in the aggregate, will result in a Material Adverse Effect on Target or would prevent or delay consummation of the Transactions or otherwise prevent Target from timely performance of its obligations under this Agreement.

         (e) Neither Target nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that is reasonably likely to subject Target, any of the its Subsidiaries, any employee of Target or its Subsidiaries or, to the knowledge of Target, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 406 of ERISA that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on Target. Within the past five years, no Pension Plan that is subject to Title IV of ERISA has been terminated other than in a standard termination in accordance with Section 4041(b) of ERISA or, to the knowledge of Target, has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder), and no such Pension Plan is reasonably expected to be terminated other than in such a standard termination. None of Target, any of the Subsidiaries of Target or, to the knowledge of Target, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable Law in a manner that, individually or in the aggregate, is reasonably likely to, result in a Material Adverse Effect on Target.

         (f) As of the most recent valuation date for each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan"), (i) there was not any amount of "unfunded benefit liabilities" (based upon the plan's ongoing actuarial assumptions used for funding purposes as set forth in the most recent actuarial report or valuation) under such Defined Benefit Plan in excess of $100,000, and (ii) the aggregate amount of all such unfunded benefit liabilities under all such Defined Benefit Plans did not exceed $100,000. There are no facts or circumstances that would materially change the funded status of any such Defined Benefit Plan as of the date hereof. Target has furnished to Acquiror the most recent actuarial report or valuation with respect to each Defined Benefit Plan. To the knowledge of Target, the information supplied to the plan actuary by Target and any of the Subsidiaries of Target for use in preparing those reports or valuations was complete and accurate in all material respects. The present value of all vested benefits under each Defined Benefit Plan, determined on a termination basis as of the most recent valuation date, does not exceed the value of the assets of each such Defined Benefit Plan that are allocable to such vested benefits determined as of such date.

         (g) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA (other than for contributions not yet due to a Defined Benefit Plan and other than for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due), which liability, to the extent currently due, has not been fully paid and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Target.

         (h) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject Target to liability at any time after the date hereof that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on Target.

         (i) Neither Target nor any of its Subsidiaries contributes to or participates in any multi-employer plan (as defined in Section 3(31) or 4001(a)(3) of ERISA). No Commonly Controlled Entity has withdrawn from any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

         (j) Prior to the date hereof, Target has delivered to Acquiror copies of all agreements and Benefit Plans under which any employee of Target or any of the Subsidiaries of Target and any current or former employee of PBS who performs or performed services for Target, any of the Subsidiaries of Target or any Commonly Controlled Entity will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement as a result of the Transactions. Section 3.10(j) of the Target Disclosure Schedule sets forth any severance payments contained in such agreements or Benefit Plans which provide for payments in excess of $100,000 to any such employee.

         (k) No Benefit Plan provides that payments pursuant to such Benefit Plan may be made in securities of a Commonly Controlled Entity, nor does any trust maintained pursuant to any Benefit Plan hold any securities of a Commonly Controlled Entity.

         (l) Notwithstanding any of the foregoing to the contrary, the representations and warranties of this Section 3.10, other than clauses (a),
(g), (h) and (i), shall not apply to any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA).

         (m) There are no arrangements or contracts with any employee, director or independent contractor that require any deferred compensation or benefits to be paid or provided following either the consummation of the transactions contemplated under this Agreement or the termination of service.

         SECTION 3.11. LABOR MATTERS. Neither Target nor any Subsidiary of Target is a party to any collective bargaining agreement, memorandum of understanding, settlement or other labor union contract applicable to persons employed by Target or any Subsidiary of Target. There are no material representation or certificate proceedings or petitions seeking a representation proceeding pending or, to the knowledge of Target, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no material organizing activities of Target or any of its Subsidiaries with respect to any group of employees of Target or the Subsidiaries of Target and no union or labor organization has been recognized by Target or any Subsidiary of Target as an exclusive bargaining representative for employees of Target or any Subsidiary of Target. There (i) is no grievance, arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against Target or any Subsidiary of Target pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to Target's knowledge, threatened, and
(ii) has been no adjudication by any court, arbitrator, mediator, or governmental agency or tribunal that, in the case of either (i) or (ii), that would reasonably be expected to have a Material Adverse Effect on Target or otherwise limit or affect the business operations of Target.

         SECTION 3.12.  INTELLECTUAL PROPERTY.

         (a) The term "Intellectual Property Assets" includes: (i) all fictional business names, designs, trade names, trade dress, registered and unregistered trademarks, and service marks used or intended to be used by Target or any Subsidiary of Target in relation to its goods or services or events, including, without limitation, those names identified in Section 3.12(a)(i) of the Target Disclosure Schedule (collectively, "Marks"); (ii) all copyrights and copyrightable works, including productions, plays, musical scores, songs, and related items, authored or placed in a tangible medium by any employee of, or any Person retained by, Target or any Subsidiary of Target within the scope of such employment or retention, or otherwise acquired by Target or any Subsidiary of Target, including, without limitation, those names identified in Section 3.12(a)(ii) of the Target Disclosure Schedule (collectively, "Copyrights"); (iii) all proprietary information, confidential materials, trade secrets, know-how, marketing plans, strategies, forecasts, customer information, customer lists, and the like, as well as all inventions, improvements and discoveries, developed, designed, made, or conceived by any employee of, or any Person retained by, Target or any Subsidiary of Target, within the scope of such employment or retention, or otherwise acquired by Target or any Subsidiary of Target (collectively, "Proprietary Information"); and (iv) all rights of Target or any Subsidiary of Target to any intellectual property of a third party, including, without limitation, licenses with respect to any trade name, trademark, service mark, patent, copyright, trade secret, or other proprietary right of a third party.

         (b) There are no outstanding and, to the best of Target's knowledge, no threatened disputes or disagreements with respect to any contract, agreement or arrangement relating to the Intellectual Property Assets to which Target or any Subsidiary of Target is a party or by which Target or any Subsidiary of Target is bound. The Intellectual Property Assets are all those necessary for the operation of Target's and Subsidiaries of Target's businesses as they are currently conducted or contemplated to be conducted by Target. Target or a Subsidiary of Target is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Assets without payment to a third party.

         (c) All applications and registrations for any Mark, Copyright or Proprietary Information are currently in compliance with all formal legal requirements, are valid and in full force and effect, and are not subject to any fees or taxes or actions falling due within ninety days after the Effective Time. No application or registration for a Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the best of Target's knowledge, (i) no such action is threatened with respect to any such application or registration, and (ii) there is no potentially interfering registration or application of any third party.

         (d) No Mark, Copyright, or Proprietary Information is infringed or violated by a third party or, to the best of Target's knowledge, has been subject to any adverse claim or challenged or threatened in any way by a third party.

         (e) Neither Target nor any Subsidiary of Target infringes or violates, or is alleged to infringe or violate, any trade name, trademark, service mark, patent, copyright, trade secret or other proprietary right of any third party.

         SECTION 3.13. TAXES. Except as described in Section 3.13 of the Target Disclosure Schedule: (a) Target, each of its Subsidiaries, and each affiliated, combined, consolidated, or unitary group of which the Target or any of its Subsidiaries is a member (a "Target Group") has timely filed all Tax Returns (as defined herein) required to be filed by them. All such Tax Returns were correct and complete in all respects. Neither Target, any of its Subsidiaries, nor any Target Group is the beneficiary of any extension of time within which to file any Tax Return. Target, each of its Subsidiaries, and any Target Group have disclosed on all Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign law. All Taxes (as defined herein) due and owing by Target, any of its Subsidiaries, or any Target Group (whether or not shown on any Tax Return) have been paid and an adequate reserve on the financial statements has been taken in accordance with generally accepted accounting principles for Taxes not yet due and payable. No claims have ever been made by an authority in a jurisdiction where Target, any of its Subsidiaries, or any Target Group do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens or security interests on any assets of Target, any of its Subsidiaries, or any Target Group that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) There is no presently pending, contemplated or scheduled audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to Taxes. Neither Target nor any of its Subsidiaries (or any director, officer, or employee responsible for tax matters) expects any federal, state, local or foreign authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither Target, any of its Subsidiaries, nor any Target Group has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax. All tax deficiencies asserted or assessed against Target, each of its Subsidiaries, or any Target Group have been paid or finally settled.

         (c) Neither Target, any of its Subsidiaries, nor any Target Group is a party to any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or other agreement under which Target, any of its Subsidiaries, or any Target Group could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax.

         (d) Neither Target nor any of its Subsidiaries (A) has been a member of an affiliated group (within the meaning of Code section 1504 or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated Tax Return (other than any Target Group of which it is now a member) or (B) has any liability for Taxes of any person under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. There are no excess loss accounts (within the meaning of Treas. Reg. ss. 1.1502-19) that exist between Target and any or its Subsidiaries or between any members of any Target Group. Neither Target, any of its Subsidiaries, nor any Target Group has any deferred gain or loss arising from deferred intercompany transactions within the meaning of Treas. Reg. ss. 1.1502-13. No election under Section 1504(d) of the Code has been made with respect to Target, any of its Subsidiaries, or Target Group.

         (e) Neither Target, any of its Subsidiaries, nor any Target Group shall be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state, local, or foreign Tax Law.

         (f) Each of Target, its Subsidiaries, and any Target Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (g) Neither Target nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

         (h) Neither Target nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

         (i) Section 3.13(i) of the Target Disclosure Schedule (i) lists all federal, state, local, and foreign Tax Returns filed with respect to Target, any of its Subsidiaries, or any Target Group for all taxable years for which the statutes of limitations have not expired; (ii) indicates those Tax Returns that have been audited; (iii) indicates those Tax Returns that are currently the subject of an audit; and (iv) indicates the jurisdictions in which Target, any of its Subsidiaries, and any Target Group are required to file a Tax Return. Target also agrees to deliver to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target, any of its Subsidiaries, or any Target Group relating to any taxable year for which the statute of limitations has not expired.

         (j) Target, each of its Subsidiaries, and any Target Group is in compliance with, and its records contain all information and documents necessary to comply with, all applicable reporting and tax withholding requirements under federal, foreign, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

         (k) As used in this Agreement, "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges of any nature whatsoever, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes. "Tax Return" means any return, report, declaration, claim for refund, information statement or other documentation (including any additional or supporting material and including any amendment thereof) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

         SECTION 3.14. OFFER DOCUMENTS; SCHEDULE 14D-9. Neither the Schedule 14D-9, any information to be filed by Target in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act, the proxy statement/information statement (together with any amendments or supplements thereto, the "Proxy Statement"), nor any information supplied by Target for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, the Proxy Statement, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of Target, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting (as defined in Section 6.03), as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Target with respect to information supplied by Acquisition Sub or Acquiror for inclusion in the Schedule 14D-9. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.15. BROKERS. Except for the engagement by Target of the Target Banker, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Target or any of its Subsidiaries.

The fees, commissions, expenses and other amounts payable by Target to the Target Banker with respect to the Transactions shall not exceed the amount set forth in Section 3.15 of the Target Disclosure Schedule.

         SECTION 3.16. TANGIBLE PROPERTY. Target and its Subsidiaries have good title to, or a valid leasehold interest in, the tangible personal properties and assets used by them or shown on the Target Balance Sheet or the Target Interim Balance Sheet or acquired after the date thereof (except those sold or otherwise disposed of for fair value since the date of the Target Balance Sheet or the Target Interim Balance Sheet in the ordinary course of business consistent with past practice and which would not otherwise have been in violation of this Agreement), which are free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens arising or incurred in the ordinary course of business, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) liens which would not reasonably be expected to have a Material Adverse Effect on Target, (e) liens and encumbrances identified and reflected on the Target Balance Sheet or the Target Interim Balance Sheet, as the case may be, and (f) mortgages, pledges, liens, encumbrances, charges or other security interests that do not, individually, or in the aggregate, adversely affect the current use of such property. All of the assets of Target and its Subsidiaries have been maintained in all material respects in accordance with the past practice of Target and its Subsidiaries and generally accepted industry practice, are in good operating condition and are usable in the ordinary course of business, except as would not, individually or in the aggregate, have a Material Adverse Effect on Target.

         SECTION 3.17. MATERIAL AND ACQUISITION CONTRACTS. (a) Section 3.17(a) of the Target Disclosure Schedule lists each contract which is required by its terms or is currently expected to result in the payment or receipt by Target or any Subsidiary of Target of more than $100,000 per year or $200,000 in the aggregate over the term of the contract (collectively, "Material Contracts"), to which Target or any Subsidiary of Target is a party; provided, however, that
Section 3.17(a) of the Target Disclosure Schedule contains a list of all employment agreements. There are no oral contracts that, individually or in the aggregate, are material to Target and its Subsidiaries, taken as a whole. Each Material Contract is in full force and effect and, to the knowledge of Target, is enforceable against the parties thereto in accordance with its terms. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by Target or any Subsidiary of Target or, to the best knowledge of Target, any third party under such Material Contracts, except for such defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Target. Target or the applicable Subsidiary of Target has duly complied in all material respects with the provisions of each Material Contract to which it is a party.

         (b) Section 3.17(b) of the Target Disclosure Schedule lists: (i) each contract, agreement, arrangement, understanding or letter or expression of intent (whether written or oral, binding or non-binding) entered into by Target or any Subsidiary of Target subsequent to July 1, 1997 regarding any proposed or potential acquisition (whether by merger or otherwise) of the assets or operations of any person (collectively, "Acquisition Contracts"); and (ii) whether any such Acquisition Contract contains terms which are binding on Target or any Subsidiary of Target (each a "Binding Acquisition Contract"). No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default or event of default by Target or any Subsidiary of Target or, to the best knowledge of Target, any third party under any Binding Acquisition Contract. Target or the applicable Subsidiary of Target has duly complied in all material respects with the binding provisions of each Binding Acquisition Contract. Target has delivered to Acquiror a true, complete and correct copy of each Acquisition Contract, as amended or revised to the date hereof, and Section 3.17(b) of the Target Disclosure Schedule lists the material terms of all oral contracts, agreements, arrangements or understandings with respect to each potential acquisition referred to above. Each Binding

Acquisition Contract is in full force and effect or contains terms which remain in full force and effect and, to the knowledge of Target, such terms are enforceable against the parties thereto in accordance with such terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors' rights and general principles of equity. Target or the applicable Subsidiary of Target is in compliance in all material respects with the binding provisions of each Binding Acquisition Contract. No Acquisition Contract which is not a Binding Acquisition Contract is binding upon Target, any subsidiary of Target, Acquiror, Acquisition Sub or any of their respective assets or properties.

         SECTION 3.18. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, (a) the Target Independent Committee has unanimously adopted a resolution approving of and consenting to the Transaction Documents and the Transactions and recommended that the Board of Directors of Target approve the Transaction Documents and the Transactions and (b) the Board of Directors of Target has unanimously adopted a resolution (i) approving the Transaction Documents and the Transactions, based on a determination that the Transaction Documents and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of, the Target stockholders and (ii) approving and adopting the Transaction Documents and the Transactions and recommending approval and adoption of these Transaction Documents and the Transactions by the stockholders of Target if required by applicable Law.

         SECTION 3.19. CHANGE IN CONTROL. Except as set forth in Section 3.19 of the Target Disclosure Schedule, neither Target nor any Subsidiary of Target is a party to any contract, agreement or understanding which is currently expected to result in the payment or receipt by Target or any Subsidiary of Target of $50,000 or more individually and $100,000 or more in the aggregate which contains a "change in control," "potential change in control" or similar provision. Except as set forth in Section 3.19 of the Target Disclosure Schedule, neither the execution and delivery of the Transactions Documents nor the consummation of the Transactions will (i) result in any payment (whether of severance pay or otherwise) becoming due from Target or any Subsidiary of Target to any Person, (ii) materially increase any benefits otherwise payable by Target or any Subsidiary of Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         SECTION 3.20. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Materials" means (A) those substances, pollutants, contaminants or hazardous waste defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act, (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, (D) polychlorinated biphenyls,
(E) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it (F) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law, and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation, and (ii) "Environmental Laws" means any federal, state, foreign, or local Law, rule or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) minimizing, preventing, punishing or remedying the consequences of actions that damage or threaten to damage the environment or public and safety or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; (iii) "Occupational Safety and Health Laws" means any legal requirement designed to provide safe and healthful working conditions and reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         (b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Target and except as specified in Section 3.20 of the Target Disclosure Schedule: (i) Target and each of its Subsidiaries are in compliance with all applicable Environmental Laws and Occupational Safety and Health Laws, (ii) Target and each of its Subsidiaries have obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("Environmental Permits") and are in compliance with their requirements,
(iii) such Environmental Permits are transferable to the Surviving Corporation pursuant to the Merger without the consent of any Governmental Authority, (iv) to Target's knowledge there are no underground or aboveground storage tanks or any surface impoundments, landfills, dumps, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any owned or leased real property or on any real property formerly owned, leased or occupied by Target or any Subsidiary of Target, (v) there is, to the knowledge of Target, no friable asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws, (vi) Target and the Subsidiaries of Target have not released, discharged or disposed of Hazardous Materials and have no knowledge of a threat of release of Hazardous Materials on any owned or leased real property or on any real property formerly owned, leased or occupied by Target or any Subsidiary of Target, (vii) other than routine operational matters neither Target nor any of its Subsidiaries is undertaking, and neither Target nor any of its Subsidiaries has completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, and (viii) there are no pending or, to the knowledge of Target, past or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, Occupational Safety and Health Laws, any Environmental Permits or any Hazardous Materials ("Environmental and Occupational Safety and Health Claims") against Target or any Subsidiary of Target or any of their property or property to which Hazardous Materials generated, manufactured, received, transferred, used or processed by Target or any Subsidiary of Target or predecessor have been transported, treated, stored, handled, transferred, disposed, recycled or received and to the knowledge of Target there are no existing circumstances that can reasonably be expected to form the basis of any such Environmental and Occupational Safety and Health Claim.

         (c) Target and its Subsidiaries have delivered to Acquiror or Acquisition Sub copies of any environmental reports, studies or analyses in its possession or under its control relating to owned or leased real property or the operations of Target or its Subsidiaries.

         SECTION 3.21. ACCOUNTS RECEIVABLE. Except as would not have a Material Adverse Effect on Target, all of the accounts receivable reflected in the Target Balance Sheet or the Target Interim Balance Sheet or created thereafter
(a) are valid receivables subject to no set-offs or counterclaims, (b) are current and collectible in the ordinary course of business, and (c) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Target Balance Sheet or the Target Interim Balance Sheet, as the case may be, as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of Target and its Subsidiaries.

         SECTION 3.22. INSURANCE. Section 3.22 of the Target Disclosure Schedule sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Target or any Subsidiary of Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past one year. With respect to each such insurance policy designated as "current": (a) the policy is in full force and effect, (b) Target has not received notice from any insurance carrier of the intention of such carrier to discontinue any such policy, (c) neither any of Target or any Subsidiary of Target nor, to the knowledge of Target, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and (d) no party to the policy has repudiated any provision thereof. Section 3.22 of the Target Disclosure Schedule lists any self-insurance arrangements affecting any of Target and its Subsidiaries. All material assets and risks of Target and each Subsidiary of Target are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of Target or such Subsidiary of Target.

         SECTION 3.23.  REAL PROPERTY AND LEASES.

         (a) Section 3.23(a) of the Target Disclosure Schedule lists and describes briefly all real property that any of Target and each Subsidiary of Target owns. With respect to each such parcel of owned real property and except as noted in Section 3.23(a) of the Target Disclosure Schedule: (i) Target or any Subsidiary of Target has good and marketable title to the parcel of real property, free and clear of any liens or encumbrances, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property that would have a Material Adverse Effect on Target's use of such property, and (iii) there are no outstanding options or rights of first refusal to purchase, lease or occupy the parcel of real property, or any portion thereof or interest therein which would have a Material Adverse Effect on Target's use of such property.

         (b) Section 3.23(b) of the Target Disclosure Schedule lists and describes briefly all real property leased or subleased to any of Target and any Subsidiary of Target. With respect to each lease and sublease (i) the lease or sublease is legal, valid, binding and enforceable against Target or such Subsidiary of Target, and in full force and effect in all material respects,
(ii) to the knowledge of Target, no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, (iii) no party to the lease or sublease has repudiated any material provision thereof, (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease, (v) none of Target or any Subsidiary of Target has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or sub-leasehold, and (vi) except as would not have a Material Adverse Effect on Target, all facilities leased or subleased thereunder have received all approvals of Governmental

Authorities (including material licenses and permits) legally required in connection with the operation thereof, and have been operated and maintained in accordance with applicable Laws, rules, and regulations in all material respects.

         SECTION 3.24. INTERESTED PARTY TRANSACTIONS. No event or transaction has occurred or been entered into that would be required to be, and has not been, reported by Target as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as disclosed in the Target SEC Reports filed as of the date of this Agreement, neither Target nor any Subsidiary of Target has any liability or any other obligation of any nature whatsoever to any officer, director or Affiliate of Target or of any Subsidiary of Target.

         SECTION 3.25. CLIENTS AND EVENTS. No client, sponsor or customer of Target or any Subsidiary of Target that individually accounted for at least 1%, or in the aggregate accounted for 5%, of Target's consolidated gross revenues during the preceding 12 month period (a) has indicated to Target or any Subsidiary of Target that it will stop, or decrease materially the rate of, buying services or products of Target and its Subsidiaries or (b) has at any time on or after March 31, 1998 decreased materially its usage of the services or products of Target and its Subsidiaries. Except as set forth in Section 3.25 of the Target Disclosure Schedule, Target and its Subsidiaries have not received any notice or other indication of the termination or reduction of Target's or any of its Subsidiary's involvement in or receipt of fees from any event that Target or such Subsidiary promoted, organized or otherwise derived revenues from during the preceding 12 month period, except for such events that individually accounted for less than 1%, or in the aggregate accounted for 5%, of Target's consolidated gross revenues during the preceding 12 month period.

         SECTION 3.26. RESTRICTIONS ON BUSINESS ACTIVITIES. To the knowledge of Target, there is no material agreement, judgment, injunction, order or decree binding upon Target or any Subsidiary of Target, or any of their respective assets or properties, that has, or reasonably could be expected to have, the effect of prohibiting or materially impairing any current or future business practice of Target or any Subsidiary of Target, any acquisition of property by Target or any Subsidiary of Target or the conduct of business by Target or any Subsidiary of Target as currently conducted or as proposed to be conducted by Target or any Subsidiary of Target.

         SECTION 3.27. CORPORATE RECORDS. The books of account, minute books, stock record books and other records of Target and its Subsidiaries are complete and correct and have been maintained in accordance with sound business practices in all material respects. The minute books of Target and the its Subsidiaries made available to Acquiror contain true, complete and correct records of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and each Subsidiary of Target, and reflect all transactions referred to in such minutes accurately in all material respects.

         SECTION 3.28. STATE TAKEOVER STATUTES. The Board of Directors of Target has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of the Transaction Documents or the consummation of the Merger or the other Transactions. To Target's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Transaction Documents or any of the Transactions.

         SECTION 3.29. PARACHUTE PAYMENTS. Target has not entered into any agreement that would result in the making of "parachute payments," as defined in Section 280G of the Code, to any Person.

         SECTION 3.30. OPINION OF FINANCIAL ADVISOR. The Target Independent Committee has simultaneously herewith received an opinion of Target Banker on the date of this Agreement to the effect that the consideration to be received by the holders of Shares (other than Acquiror and its Affiliates) pursuant to the Offer and the Merger is fair from a financial point of view to such holders.

                  ARTICLE IV -- REPRESENTATIONS AND WARRANTIES
                        OF ACQUIROR AND ACQUISITION SUB

         Except as set forth in the Disclosure Schedule delivered by Acquiror to Target, and signed by Target and Acquiror for identification (the "Acquiror Disclosure Schedule"), which identify exceptions by specific section references, Acquiror and Acquisition Sub hereby, jointly and severally, represent and warrant to Target that:

         SECTION 4.01. CORPORATE ORGANIZATION AND QUALIFICATION. Acquiror is a corporation, and each Subsidiary of Acquiror is a corporation or a partnership, as the case may be, in each case (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) which has the requisite corporate power and authority (or partnership power and authority) to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror and each Subsidiary of Acquiror are duly qualified or licensed as a foreign corporation (or partnership) to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

         SECTION 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS. Acquiror has heretofore delivered to Target a complete and correct copy of the Certificate of Incorporation and Bylaws of Acquiror, and the Certificate of Incorporation and Bylaws of Acquisition Sub, each as amended to date. Neither Acquiror nor Acquisition Sub is in violation of any provision of its Certificate of Incorporation or Bylaws.

         SECTION 4.03. OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES. Acquisition Sub is a direct or indirect wholly-owned Subsidiary of Acquiror. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents. Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for the Transaction Documents and any other agreements or arrangements contemplated by the Transaction Documents, Acquisition Sub has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Acquiror and Acquisition Sub has all necessary corporate power and authority to execute and deliver the Transaction Documents and, with respect to the Merger, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents by Acquiror and Acquisition Sub and the consummation by Acquiror and Acquisition Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquisition Sub are necessary to authorize the Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of an appropriate Certificate of Merger with the

Secretary of State of Delaware as required by Delaware Law). Each of the Transaction Documents has been duly and validly executed and delivered by Acquiror and Acquisition Sub and, assuming the due authorization, execution and delivery of the Transaction Documents by Target, constitutes a legal, valid and binding obligation of each of Acquiror and Acquisition Sub enforceable against each of Acquiror and Acquisition Sub in accordance with its terms. There is no vote of the holders of any class or series of the capital stock of Acquiror necessary to approve the Merger.

         SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of the Transaction Documents by Acquiror and Acquisition Sub do not, and the performance of the Transaction Documents by Acquiror and Acquisition Sub will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 4.05(b) of the Acquiror Disclosure Schedule or in Section 4.05(b) of this Agreement,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of Acquiror or any Subsidiary of Acquiror, (ii) conflict with or violate any Law applicable to Acquiror or any Subsidiary of Acquiror or by which any property or asset of any of them is bound or affected or (iii) except as specified in
Section 4.05(a)(iii) of the Acquiror Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror or any Subsidiary of Acquiror or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Subsidiary of Acquiror is a party or by which Acquiror or any Subsidiary of Acquiror or any property or asset of any of them is bound or affected, except, in any cases enumerated in clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Acquiror or prevent Acquiror and Acquisition Sub from timely performing their respective obligations under the Transaction Documents and consummating the Transactions.

         (b) The execution and delivery of the Transaction Documents by Acquiror and Acquisition Sub do not, and the performance of the Transaction Documents by Acquiror and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act and filing of an appropriate Certificate of Merger with the Secretary of State of Delaware as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on Acquiror and would not prevent or delay consummation of the Transactions, or otherwise prevent Acquiror or Acquisition Sub from performing their respective obligations under the Transaction Documents.

         SECTION 4.06. OFFER DOCUMENTS, PROXY STATEMENT. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Target, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or Acquisition Sub for inclusion in the Proxy Statement and Schedule 14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to stockholders of Target, at the time of the Target Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting which shall have become false or misleading; provided, however, that Acquiror or Acquisition Sub makes no representation or warranty with respect to information supplied by Target for inclusion in the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.07. FINANCING. Acquiror will have all funds necessary to consummate the Offer and the Merger and shall make such funds available to Acquisition Sub for such purposes.

         SECTION 4.08. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, the Board of Directors of Acquiror has unanimously adopted a resolution (a) approving the Transactions, based on a determination that the Transactions are advisable, fair to, and in the best interests of, the Acquiror stockholders, and (b) approving and adopting the Transaction Documents and the Transactions.

              ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS BY TARGET PENDING THE MERGER. Target covenants and agrees that, from the date of this Agreement until the earlier of
(x) the date on which this Agreement is terminated and (y) such time as Acquisition Sub's designees pursuant to Section 6.02 shall constitute at least a majority of Target's Board of Directors (the "Acquisition Sub's Election Date"), except as expressly contemplated by this Agreement, Target shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, during the aforementioned period, except as expressly contemplated by this Agreement, Target shall not, and shall not permit any Subsidiary of Target to, without the consent of Acquiror (which shall not be unreasonably withheld):

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Target to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Target or any Subsidiary of Target or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (b) except as set forth on Section 5.01(b) of the Target Disclosure Schedules, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

         (c) amend its Certificate of Incorporation, Bylaws (except as contemplated by Section 6.02) or other comparable organizational documents;

         (d) except as set forth on Section 5.01(d) of the Target Disclosure Schedules acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that individually, or in the aggregate, are material to Target and its Subsidiaries, taken as a whole;

         (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to Target and its Subsidiaries taken as a whole;

         (f) except in the ordinary course of business consistent with past practice (to the extent not in excess of $50,000) and for intercompany Indebtedness between Target and any Subsidiary of Target or between Subsidiaries of Target, (i) incur or guarantee any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Target or any direct or indirect wholly owned Subsidiary of Target or to officers and employees of Target or any Subsidiary of Target for travel, business or relocation expenses in the ordinary course of business;

         (g) make or agree to make any new capital expenditures which in the aggregate are in excess of $50,000;

         (h) make any tax election that could reasonably be expected to have a Material Adverse Effect on Target or settle or compromise any material income tax liability;

         (i) enter into, modify, amend or terminate any material contract or agreement (including any contract or agreement (x) which is required by its terms or is currently expected to result in the payment or receipt of more than $50,000, (y) for a term of more than one year, or (z) of employment, deferred compensation or similar arrangement with any director, officer or employee of Target or any Subsidiary of Target) to which Target or any Subsidiary of Target is or may be a party or waive, release or assign any material rights or claims thereunder;

         (j) except as required by Law, modify, amend or terminate any Acquisition Contract or waive, release or assign any material rights or claims thereunder;

         (k) make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

         (l) fail to act in the ordinary course of business consistent with the past practice of Target, exercising commercially reasonable care to (i) preserve substantially intact Target's and each of its Subsidiaries' present business organization, (ii) keep available the services of any employee with an employment contract with Target or any Subsidiary of Target, and (iii) preserve its present relationships with clients, sponsors, suppliers and others having significant business dealings with them;

         (m) fail to use commercially reasonable efforts to maintain the material assets of Target and each Subsidiary of Target in their current physical condition, except for ordinary wear and tear and damage;

         (n) merge or consolidate with or into any other legal entity or dissolve or liquidate any Subsidiary of Target;

         (o) except as required by the terms and provisions of written contracts between Target or any Subsidiary of Target and an employee thereof as in existence on the date of this Agreement and as set forth in Section 5.01(o) of the Target Disclosure Schedule, (i) adopt or amend any Benefit Plan other than in the ordinary course of business consistent with past practice or as required by Law, or (ii) materially increase in any manner the aggregate compensation or fringe benefits (including, without limitation, commissions) of any officer, director, or employee or other personnel of Target or any Subsidiary of Target (whether employees or independent contractors) other than as required by Law;

         (p) pay, discharge, or satisfy any material (on a consolidated basis for Target and its Subsidiaries taken as a whole) claims, liabilities, or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for Target and its Subsidiaries taken as a whole) accounts payable, liabilities, or obligations when due and payable;

         (q) engage in any transactions with any of its Affiliates other than transactions between Target and any Subsidiary of Target or among Subsidiaries of Target; or

         (r) authorize, or commit or agree to take, any of the foregoing actions.

         SECTION 5.02. OTHER ACTIONS. Between the date of this Agreement and the Effective Time, Target and Acquiror shall use their commercially reasonable efforts to cause the conditions to the Merger set forth in Article VII and the conditions to the Offer listed on Exhibit A (other than with respect to paragraphs (e) and (f) on Exhibit A) to be satisfied. Target and Acquiror shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, (a) result in any of the representations and warranties of such party set forth in this Agreement becoming untrue, (b) result in any of the conditions set forth in Article VII and Exhibit A (other than with respect to paragraphs (e) and (f) thereof) not being satisfied, (c) have a Material Adverse Effect on Target or (d) prevent or delay consummation of the Transactions or to otherwise prevent Target from timely performance of its obligations under the Transaction Documents.

                      ARTICLE VI -- ADDITIONAL AGREEMENTS

         SECTION 6.01. PROXY STATEMENT. If required by applicable Law in order to consummate the Merger, as promptly as practicable after the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, Target shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC. Acquiror, Acquisition Sub and Target shall cooperate with each other in the preparation of the Proxy Statement, and Target shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all correspondence between Target or any representative of Target and the SEC. Target shall give Acquiror and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Target, Acquiror and Acquisition Sub agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Target Stockholders' Meeting at the earliest practicable time. Without limiting the generality of the foregoing, Target agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Target of any Takeover Proposal (as defined in Section 9.03(g)).

         SECTION 6.02. TARGET BOARD REPRESENTATION. (a) Promptly upon the purchase by Acquisition Sub of Shares pursuant to the Offer, and from time to time thereafter, Acquisition Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on Target's Board of Directors as shall give Acquisition Sub representation on Target's Board of Directors equal to the product of the total number of directors on Target's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Acquisition Sub or any Affiliate of Acquisition Sub at such time bears to the total number of Shares then outstanding, and Target shall, at such time, promptly take all actions necessary to cause Acquisition Sub's designees to be elected as directors of Target, including increasing the size of Target's Board of Directors (whether by amendment to Target's Bylaws or otherwise) or securing the resignations of incumbent directors or both. At such times, Target shall use its best efforts to cause persons designated by Acquisition Sub to constitute the same percentage as persons designated by Acquisition Sub shall constitute of Target's Board of Directors of (i) each committee of Target's Board of Directors (some of whom may be required to be independent as required by applicable Law or the rules of the American Stock Exchange), (ii) each board of directors of each Subsidiary of Target and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, such Board of Directors shall have at least one director who is a director on the date hereof and who is not a designee or officer, director, employee or Affiliate of Acquiror or Acquisition Sub or officer or employee of Target ("Independent Director"), provided that if the number of Independent Directors shall be reduced below one for any reason, the Board of Directors shall designate a person to fill such vacancy who is not a designee or officer, director, employee or Affiliate of Acquiror, Acquisition Sub or Target, and such person shall be deemed to be Independent Director for the purposes of this Agreement.

         (b) Target shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.02 and shall include in the Schedule 14D-9 such information with respect to Target and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Acquiror or Acquisition Sub shall supply to Target any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

         (c) Following the Acquisition Sub's Election Date and prior to the Effective Time, any amendment or termination of this Agreement by Target, extension for the performance or waiver of the obligations of Acquiror or Acquisition Sub by Target, or waiver of Target's rights hereunder, shall require the concurrence of the Independent Director.

         SECTION 6.03. STOCKHOLDERS' MEETING. If required by applicable law in order to consummate the Merger, Target shall call a meeting of its stockholders (the "Target Stockholders' Meeting") for the purpose of voting upon the approval of this Agreement and the Merger, and Target shall use all commercially reasonable efforts to hold the Target Stockholders' Meeting as soon as practicable after the consummation of the Offer. Without limiting the generality of the foregoing, Target agrees that its obligations pursuant to

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the preceding sentence shall not be affected by the commencement, public proposal, public disclosure or communication to Target of any Takeover Proposal. Target will, through its Board of Directors and the Target Independent Committee, unanimously recommend to its stockholders the approval and adoption of this Agreement and the Merger and such recommendation and approval shall be set forth in the Proxy Statement, except to the extent that the Board of Directors of Target shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Section 8.01(g). The parties acknowledge that, in lieu of the Target Stockholders' Meeting, to the extent permitted by Delaware Law, and the Certificate of Incorporation and Bylaws of Target, the Target stockholders may approve this Agreement and Merger by the execution of written consents by the holders of at least a majority of the outstanding shares of Target Common Stock. Notwithstanding the foregoing, if Acquisition Sub or any other Subsidiary of Acquiror shall acquire 90% or more of the outstanding shares of Target Common Stock, the parties shall, at the request of Acquiror, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a Target Stockholders' Meeting in accordance with Section 253 of Delaware Law.

         SECTION 6.04. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) Target, Acquiror and Acquisition Sub shall use their commercially reasonable efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from all applicable Governmental Authorities all consents, licenses, permits, waivers, approvals, authorizations or orders legally required to be obtained or made by Acquiror or Target or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger and the Offer, and
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the Offer required under (A) the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws, (B) the rules and regulations of the Nasdaq National Market or the American Stock Exchange, (C) Delaware Law, (D) the HSR Act and any related governmental request thereunder, and (E) all other applicable Laws; provided that Acquiror and Target shall cooperate fully with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Target and Acquiror shall use commercially reasonable efforts to furnish to each other all information required for each application or other filing to be made pursuant to the rules and regulations of all applicable Laws (including all information required to be included in the Proxy Statement and the Offering Documents) in connection with the Transactions.

         (b) (i) Each of Acquiror and Target shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents,
         (A) legally necessary to consummate the Transactions, (B) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule or (C) required to prevent a Material Adverse Effect on Acquiror or Target from occurring prior to or after the Effective Time; provided, however, that "commercially reasonable efforts" as used in this Agreement shall not require any party to undertake extraordinary or unreasonable measures to obtain any approvals or consents, including, without limitation, the initiation or prosecution of legal proceedings. Within 20 business days after the date hereof, Target will deliver landlord estoppel certificates in form reasonably satisfactory to Acquiror.

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

                  (ii) If Acquiror or Target fails to obtain any third party consent described in subsection (b)(i) above, then it shall use its commercially reasonable efforts, and shall take any actions reasonably requested by the other party, to minimize any adverse effect upon Target and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         (c) From the date of this Agreement until the earlier of (x) the termination of this Agreement and (y) the Effective Time, each party shall promptly notify the other party of any actual or, to the knowledge of the first party, threatened action, proceeding or investigation by or before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Transactions, including the Merger and the Offer, or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Acquiror to own or operate all or any portion of the businesses or assets of Target, which in either case is reasonably likely to have a Material Adverse Effect on Target prior to the Effective Time, or a Material Adverse Effect on Acquiror (including the Surviving Corporation) after the Effective Time.

         SECTION 6.05. ACCESS; CONFIDENTIALITY. (a) Subject to the Confidentiality Agreement (as defined below), Target shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors, lenders and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Target shall, and shall cause each of its Subsidiaries to, prepare or cause to be prepared, or furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws or the Federal tax Laws, or state, local or foreign tax Laws and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request (including Target's outside accountants' work papers). Each of Target and Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates (as defined in Section 9.03(g)) to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated as of October, 1997, between Target and Acquiror (the "Confidentiality Agreement").

         (b) Target shall cooperate fully (with Acquiror responsible for all reasonable costs and expenses) with Acquiror in connection with such financing transactions as Acquiror may undertake. In connection therewith, at the request of Acquiror, Target (with Acquiror responsible for all reasonable costs and expenses) will cause its officers, directors, employees, representatives, consultants and advisors to assist in the preparation of offering memoranda and pro forma financial information and to participate in any road show presentations Acquiror shall undertake in connection therewith, provided that such assistance shall not unreasonably interfere with the performance by any of such officers, directors, employees, representatives, consultants or advisors of services for Target. In furtherance of the foregoing, Target shall use its commercially reasonable efforts to cause its auditors to provide and allow the filing of consents and "comfort letters" and other documentation as may be required for the inclusion of any financial statements of Target prepared at the request of Acquiror, to allow such financial statements to be used in public or private financing documents.

         SECTION 6.06. NO SOLICITATION. (a) From and after the date hereof until the termination of this Agreement, neither Target nor any of its Subsidiaries, nor any of their respective officers, directors, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by Target or any of its Subsidiaries) (collectively, "Representatives") will, and Target will cause the employees of Target and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined in Section 9.03(h)), (ii) enter into any agreement with respect to any Takeover Proposal or give any approval of the type referred to in Section 3.28 with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if at any time prior to the consummation of the Offer, the Board of Directors of Target or the Target Independent Committee determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Target's stockholders under applicable law, Target (and its Representatives) may, in response to an unsolicited Takeover Proposal of the sort referred to in clause (x) of Section 9.03(g) that involves consideration to Target's stockholders with a value that Target's Board of Directors reasonably believes, after receiving advice from Target's financial advisor, is superior to the consideration provided for in the Merger, and subject to compliance with Section 6.06(c), (x) furnish information with respect to Target pursuant to a customary confidentiality agreement (having terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.05)) to any Person making such proposal and (y) participate in negotiations regarding such proposal. Target shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Target or any Representatives with respect to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of Target or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.06(a) by Target.

         (b) Neither the Board of Directors of Target nor any committee (including the Target Independent Committee) thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Offer, this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any Takeover Proposal, except in the case of clause (x) or (y), in connection with a Superior Proposal (as defined in Section 9.03(g)) and then only at or after the termination of this Agreement pursuant to Section 8.01(g).

         (c) In addition to the obligations of Target set forth in paragraphs
(a) and (b) of this Section 6.06, Target shall promptly advise Acquiror orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the identity of the Person making any such request, Takeover Proposal or inquiry and all the terms and conditions thereof (including a copy of any written Takeover Proposal received). Target will keep Acquiror fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

         (d) Nothing contained in this Section 6.06 shall prohibit Target from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, neither Target nor its Board of Directors nor any committee (including the Target Independent Committee) thereof shall, except as permitted by Section 6.06(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation with respect to the Offer (including, without


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

limitation, either the Board of Directors' or the Target Independent Committee's resolution providing for such approval) or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         (e) Nothing contained in this Section 6.06 (including any modified or withdrawn recommendation contemplated by paragraph (b) of Section 6.06) shall be deemed to prevent or impede Acquiror and Acquisition Sub, in its or their discretion, from consummating the Offer, or to limit or affect any of the actions taken by Target and described in Section 3.28 of this Agreement. In addition, if Acquisition Sub purchases Shares pursuant to the Offer, Target and its Board of Directors shall take all actions legally permitted to permit the Merger to occur.

         (f) During the period from the date of this Agreement through the Effective Time, Target shall enforce and shall not terminate, amend, modify or waive any standstill or other provision of, any confidentiality, nonsolicitation or standstill agreement to which Target or any of its Subsidiaries is a party (other than any involving Acquiror), including, without limitation, any such agreement entered into with any party in connection with the process conducted by Target to solicit acquisition proposals for Target.

         SECTION 6.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of the Target, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of Target or any of its Subsidiaries, unless such modification shall be required by law.

         (b) From and after the Acquisition Sub's Election Date, the Acquiror and Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Target or any of its Subsidiaries, or an employee of Target or any of its Subsidiaries who acts as a fiduciary under any employee benefit plan of Target or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer or such an employee of Target or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware Law or the Surviving Corporation's Certificate of Incorporation or Bylaws, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law or the Surviving Corporation's Certificate of Incorporation or Bylaws; provided, however, that neither the Acquiror nor the Surviving Corporation shall be liable for any settlement effected without Acquiror's written consent (which shall not be unreasonably withheld). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Acquiror, and the Acquiror or the Surviving Corporation shall pay all fees and expenses of such counsel for such Indemnified Parties. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event each such Indemnified Party shall be entitled to retain separate legal counsel at the expense of the Surviving Corporation.

         (c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Target covering all of the individuals currently covered thereby (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay annual premiums for such insurance in excess of 200% in the aggregate of Target's current annual premium unless Acquiror continues to maintain its directors' and officers' liability insurance despite a comparable increase; and provided further, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

         SECTION 6.08. OBLIGATIONS OF ACQUISITION SUB. Acquiror shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and hereby irrevocably and unconditionally guarantees all such obligations of Acquisition Sub.

         SECTION 6.09. PUBLIC ANNOUNCEMENTS. Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation. Prior to the Effective Time, Target will not issue any other press release or otherwise make any public statements regarding its business, except, in each case, as may be required by Law or any listing agreement with the American Stock Exchange to which Target is a party. Target and Acquiror shall consult with each other concerning the means by which the employees, clients, sponsors and suppliers of, and others having dealings with, Target and its Subsidiaries will be informed of the Transactions.

         SECTION 6.10. NOTIFICATION OF CERTAIN MATTERS. Between the date of this Agreement and the Closing Date, each of Target and Acquiror shall promptly notify the other party in writing (a) if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, (b) if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (c) in the event of any breach of any covenant contained in this Agreement or (d) of the occurrence of any event or change (i) making, or which insofar as can be reasonably foreseen would make, the satisfaction of the conditions contained in Article VII or Exhibit A impossible or unlikely or (ii) having, or reasonably likely to have, a Material Adverse Effect on such party. If any such fact, condition or event would require any change in the Target Disclosure Schedule or the Acquiror Disclosure Schedule if such disclosure schedule were dated the date of the occurrence or discovery of any such fact or condition, then Target or Acquiror, as the case may be, will promptly deliver to the other party a supplement to such disclosure schedule specifying such change. The delivery of any notice or supplement pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or supplement and shall not be deemed to amend any such disclosure schedule.

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


         SECTION 6.11. FURTHER ACTION. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time; provided, however, that this Section shall not require either party to undertake extraordinary or commercially unreasonable measures in connection therewith, including, without limitation, the initiation or prosecution of legal proceedings.

         SECTION 6.12. EMPLOYEE BENEFIT PLANS. Acquiror and Target agree that the Benefit Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined by Acquiror after the Effective Time. To the extent such Benefit Plans are not continued, it is the current non-binding intent of the parties that employee benefit plans of Acquiror shall be provided.

         SECTION 6.13. PAYMENTS IN RESPECT OF TARGET OPTIONS. (a) As soon as practicable after the date of this Agreement, the Board of Directors of Target (or if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Options to provide that each Option outstanding immediately prior to the Effective Time shall be canceled in accordance with
Section 2.09 hereof. After the date of this Agreement, neither the Board of Directors of Target nor any committee thereof shall cause any Option to become exercisable as a result of the execution of this Agreement or the consummation of the Transactions.

         (b) All amounts payable pursuant to Section 2.09 shall be subject to any required withholding of taxes and shall be paid without interest. Target shall use its commercially reasonable efforts to obtain an Option Release Agreement in substantially the form attached hereto as Exhibit D (a "Release Agreement") from each Person who is the holder of any Options, as shall be necessary to effectuate the provisions of this Agreement relating thereto. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Acquiror's request, be withheld in respect of any Option until all necessary consents are obtained.

         (c) The Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other Option providing for the issuance, transfer or grant of any capital stock of Target or any interest in respect of any capital stock of Target shall be deleted as of the Effective Time of the Merger, and Target shall ensure that following the Effective Time of the Merger no holder of a Option or any participant in any Stock Option Plan or other Option shall have any right thereunder to acquire any capital stock of Target or the Surviving Corporation.

         SECTION 6.14. CERTAIN LITIGATION. Target agrees that it shall not settle any litigation commenced after the date hereof against Target or any of its directors by any stockholder of Target relating to the Transactions, including the Offer and the Merger, or the Transaction Documents, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld. Target shall give Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against Target and its directors relating to the Transactions. In addition, except as required by Law, Target shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Transactions or the Transaction Documents and shall cooperate with Acquiror and Acquisition Sub to resist any such effort to restrain or prohibit or otherwise oppose the Transactions or the Transaction Documents.

                    ARTICLE VII -- CONDITIONS TO THE MERGER

         SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Target, Acquiror and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) if required by applicable law, the Stockholder Approval shall have been obtained with respect to the approval and adoption of this Agreement and the Merger;

         (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

         (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

         (d) Acquisition Sub or its permitted assignee shall have previously purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

               ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

         (a) by mutual written consent duly authorized by the Boards of Directors of each of Acquiror and Target;

         (b) by either Acquiror or Target, if either: (i) the Offer shall not have been consummated on or before January 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be so consummated on or before such date; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger or the Offer, except if the party relying on such Order has not complied with its obligations under Section 6.04(a);

         (c) by Acquiror, prior to the Acquiror Sub's Election Date, if (i) the Board of Directors of Target or the Target Independent Committee shall have withdrawn or modified in a manner adverse to Acquiror, its approval or recommendation with respect to this Agreement, the Merger or the Offer, (ii) a tender offer or exchange offer for 50% or more of the outstanding Shares (other than the Offer) is commenced and the Board of Directors of Target fails to timely recommend against the stockholders of Target tendering their shares into such tender offer or exchange offer, or (iii) a Takeover Proposal has been publicly announced and the Board of Directors of Target shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger and this Agreement on or before the fifth day following the date on which such Takeover Proposal shall have been announced; provided that Acquiror in exercising its termination rights hereunder may condition the effectiveness of such termination upon receipt of the Termination Fee and Specified Expenses that are due pursuant to Section 8.02;

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

         (d) by Acquiror if, due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Exhibit A, (i) Acquiror, the Acquisition Sub or any of their Affiliates shall have failed to commence the Offer on or prior to 10 days following the date of this Agreement or (ii) the Offer shall have expired or terminated without any Shares being purchased therein, unless any such failure listed above shall have been caused by or resulted from the failure of Acquiror or Acquisition Sub to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Acquiror or Acquisition Sub of any representation or warranty of either of them contained in this Agreement;

         (e) by Target if (i) Acquiror, the Acquisition Sub or any of their Affiliates shall have failed to commence the Offer on or prior to 10 days following the date of this Agreement or (ii) the Offer shall have expired or terminated without any Shares being purchased therein, unless such failure to purchase the Shares shall have been caused by or resulted from the failure of Target to satisfy any of the conditions set forth in paragraphs (d) or (j) of Exhibit A;

         (f) by either Acquiror or Target, if the Effective Time shall not have occurred before June 30, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be so consummated on or before such date;

         (g) by Target, prior to the Acquisition Sub's Election Date, if (i) the Board of Directors of Target shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Target's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal, (ii) the Target shall have given notice to Acquiror advising Acquiror that Target has received a Superior Proposal from a third party, specifying the material terms and conditions of such Superior Proposal (including the identity of the third party) and the material terms and conditions of any agreements or arrangements to be entered into in connection with a Superior Proposal with respect to the Principal Stockholders and that Target intends to terminate this Agreement in accordance with this Section 8.01(g), and (iii) either (A) Acquiror shall not have revised its takeover proposal within five business days after the date on which such notice is deemed to have been given to Acquiror, or (B) if Acquiror within such period shall have revised its takeover proposal, the Board of Directors of Target, after receiving advice from Target's financial advisor, shall have determined in its good faith reasonable judgment that the third party's Takeover Proposal is superior to Acquiror's revised takeover proposal; provided that Target may not effect such termination pursuant to this Section 8.01(g) unless Target has contemporaneously with such termination tendered payment to Acquiror of the Termination Fee and Specified Expenses that is due Acquiror pursuant to Section 8.02;

         (h) by Acquiror, if the number of Shares outstanding, on a fully-diluted basis, exceeds 28.9 million plus the number of Shares the issuance of which has been expressly approved in writing by Acquiror;

         (i) by Target, at any time prior to the consummation of the Offer, if
(i) the conditions set forth in paragraphs (d)(ii) or (i) of Exhibit A shall not have been satisfied or become untrue (other than as a result of the failure of the condition set forth in paragraph (d)(i) of Exhibit A), (ii) such failure cannot be cured, (iii) Target shall have delivered to Acquiror a written notice specifically setting forth, fully and fairly, in good faith, the basis for such failure in sufficient detail to permit a reasonable evaluation by Acquiror,
(iv) within 30 days after receipt by Acquiror of such notice, Acquiror shall not have either waived the failure of such condition or terminated this Agreement pursuant to Section 8.01 (j), and
(v) no Takeover Proposal shall have been made prior to the date of any notice by Target; or

         (j) by Acquiror, at any time prior to the consummation of the Offer, if Acquiror elects to terminate this Agreement as contemplated by Section 8.01(i).

         SECTION 8.02. FEES AND EXPENSES; EFFECT OF TERMINATION. (a) Except as provided in this Section 8.02, and except for filing fees under the HSR Act in connection with the transactions contemplated by this Agreement, 50% of which shall be paid by Acquiror and 50% of which shall be paid by Target, all fees and expenses incurred in connection with the Offer, Merger, this Agreement, the Stockholder Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) Target shall pay, or shall cause to be paid, upon demand in same day funds, to Acquiror a termination fee (the "Termination Fee") of $3.3 million and Specified Expenses (as defined herein) if:

                  (i) this Agreement is terminated pursuant to Section 8.01(c) (including a conditional termination pursuant to the provision contained in Section 8.01(c)), Section 8.01(g) or 8.01(h); or

                  (ii) this Agreement is terminated (other than by Target pursuant to Section 8.01(e)) and a Takeover Proposal has been made prior to such termination, and definitive documentation with respect to the same or another Takeover Proposal from the same or another Person is entered into within 12 months of such termination.

         (c) Target shall pay, or shall cause to be paid, upon demand in same day funds, to Acquiror the Specified Expenses if this Agreement is terminated by Acquiror pursuant to Section 8.01(d) (other than due to an occurrence or circumstance that results in a failure to satisfy paragraphs (a), (b) or (h) of Exhibit A or the HSR Condition).

         (d) The fees and expenses pursuant to this section shall be paid without reservation of rights or protests, and Target, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

         (e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate, without any liability or obligation on the part of Acquiror, Acquisition Sub or Target, (i) except the obligations of the parties pursuant to Sections 1.02(c), 6.05, 8.02, 8.03 and 8.04 and Article IX and (ii) except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party will be entitled to recover damages and its expenses.

         Notwithstanding the foregoing, if Acquiror is required to file suit to seek the Termination Fee or Specified Expenses, and it ultimately succeeds on the merits, it shall be entitled to all expenses, including attorneys' fees, which it has incurred in enforcing its rights under this Section 8.02.

         (f) As used herein, "Specified Expenses" means all reasonable out-of-pocket expenses and fees actually incurred or accrued by a party or on its behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to such party (including financing, commitment and other fees payable thereto), accountants and other experts and consultants to such party and its Affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith; provided, however, that the aggregate amount of such expenses shall not exceed $850,000.

         (g) No termination of this Agreement pursuant to Section 8.01(b), (d),
(e), (f), (i) or (j) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         SECTION 8.03. AMENDMENT. Subject to the provisions of Section 6.02(c), this Agreement may be amended by the parties at any time before or after the approval of this Agreement and the Merger by the stockholders of Target; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the stockholders of Target without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.04. WAIVER. Subject to the provisions of Section 6.02(c), at any time prior to the Effective Time, any party hereto with the consent of its Board of Directors may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No waiver pursuant to Section 8.01(i) shall prejudice the ability of Acquiror from seeking damages from Target for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.


                        ARTICLE IX -- GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to Acquiror or Acquisition Sub:

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


                  SFX Entertainment, Inc.
                  650 Madison Avenue
                  New York, NY 10022
                  Attention: Howard J.  Tytel
                  Facsimile: (212) 753-3188

                  with a copy to:

                  Baker & McKenzie
                  Two Allen Center, Suite 1200
                  1200 Smith Street
                  Houston, Texas 77002-4579
                  Attention: Amar Budarapu
                  Facsimile: (713) 427-5099

         if to Target:

                  Magicworks Entertainment Incorporated
                  930 Washington Avenue
                  Miami Beach, Florida 33139
                  Attention: Robert Kreusler
                  Facsimile: (305) 532-4014

                  with a copy to:

                  Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. 1221 Brickell Avenue
                  Miami, Florida 33131
                  Attention: Gary Epstein
                  Facsimile: (305) 579-0717

                  with a copy to:

                  Morris, Nichols, Arsht & Tunnell
                  1201 North Market Street
                  Wilmington, DE  19801
                  Attention: Frederick H. Alexander
                  Facsimile: (302) 658-3989

         SECTION 9.03. CERTAIN DEFINITIONS. Unless the context requires otherwise, for purposes of this Agreement, the term:

         (a) "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person;

         (b) "beneficial owner" with respect to any shares means a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding,
(iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates or any Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

         (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

         (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

         (f) "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity (including any Subsidiaries acquired subsequent to the date hereof);

         (g) "Superior Proposal" means (x) a bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of Target Common Stock then outstanding or all or substantially all the assets of Target, and
(y) otherwise on terms which the Board of Directors of Target determines in its good faith reasonable judgment to be more favorable to Target's stockholders than the Offer and the Merger (after receiving advice of Target's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Target, after receiving advice from Target's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors of Target determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay; and

         (h) "Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving Target or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any more than 25% of the voting power of, or a substantial portion of the assets of, Target and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement; provided, however, that such term does not include the transactions contemplated hereby or in any ancillary documents.

         SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the rights, interests and obligations hereunder of Acquisition Sub may be assigned to any Subsidiary of Acquiror. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for Sections 2.07, 2.09, 2.10, 2.11 and 6.07, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.06. INCORPORATION OF SCHEDULES. The Target Disclosure Schedule and the Acquiror Disclosure Schedule referred to herein and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

         SECTION 9.08. GOVERNING LAW. EXCEPT TO THE EXTENT THAT DELAWARE LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE STOCKHOLDERS OF TARGET AND ACQUISITION SUB, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE CITY OF NEW YORK, STATE OF NEW YORK.

         SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF ACQUIROR, TARGET AND ACQUISITION SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, TARGET OR ACQUISITION SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

         SECTION 9.12. ENTIRE AGREEMENT. This Agreement, the Target Disclosure Schedule, the Acquiror Disclosure Schedule, the Exhibits attached hereto, and all documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         IN WITNESS WHEREOF, Acquiror, Acquisition Sub and Target have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                  SFX ENTERTAINMENT, INC.


                                  By:/s/Robert F.X. Sillerman
                                      ---------------------------------------
                                        Robert F.X. Sillerman
                                        Executive Chairman and
                                        Member of the Office of the Chairman



                                  MWE ACQUISITION CORP.


                                  By:/s/Robert F.X. Sillerman
                                      ---------------------------------------
                                        Robert F.X. Sillerman
                                        Executive Chairman



                                  MAGICWORKS ENTERTAINMENT INCORPORATED


                                  By: /s/ Brad Krassner
                                      ---------------------------------------
                                    Name: Brad Krassner
                                    Title:Co-Chairman of the Board and
                                    Chief Executive Officer

                                   EXHIBIT A

                            CONDITIONS TO THE OFFER


          Notwithstanding any other provision of the Offer, but subject to (a) the terms and conditions of the Agreement and (b) any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), Acquisition Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer (the "HSR Condition") or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                  (a) there shall have been any judgment, order or decree resulting from litigation brought by any Governmental Authority or other Person, or before any court or Governmental Authority, agency or tribunal, domestic or foreign: (i) prohibiting the acquisition by Acquiror or Acquisition Sub of any Shares; (ii) prohibiting or limiting in any material respect the ownership or operation by Acquiror, Acquisition Sub or any of their respective Subsidiaries of any material portion of the business or assets of Target, or to compel Acquiror, Acquisition Sub or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Target or any of its Subsidiaries; (iii) restraining or prohibiting the making of the Offer or the consummation of the Merger; (iv) imposing limitations on the ability of Acquiror or Acquisition Sub to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Acquisition Sub pursuant to the Offer, or otherwise on all matters properly presented to Target's stockholders, including, without limitation, the approval of this Agreement and the Transactions; or (v) requiring divestiture by Acquiror or Acquisition Sub of any Shares;

                  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Authority, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) (i) Target's Board of Directors or the Target Independent Committee shall have withdrawn or modified in a manner adverse to Acquiror or Acquisition Sub the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended, or failed to timely recommend against, any Takeover Proposal or any other acquisition of Shares other than the Offer and the Merger or (ii) the Target's Board of Directors or the Target Independent Committee shall have resolved to do any of the foregoing;

                  (d) (i) Target shall have failed to perform or comply in any material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Acquisition Sub's Election Date, which failure to perform or comply cannot be cured, or has not been cured within 2 business days after Target receives written notice from Acquiror of such breach or failure to perform; or (ii) any of the representations and warranties of Target contained in this Agreement that are qualified as to Material Adverse Effect shall fail to be true and correct, or any such representations and warranties that are not so qualified shall fail to be true and correct in any respect having a Material Adverse Effect on Target, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

                  (e) this Agreement shall have been terminated in accordance with its terms;

                  (f) Acquisition Sub and the Target shall have agreed that Acquisition Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

                  (g) it shall have been publicly disclosed or Acquiror or Acquisition Sub shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the outstanding Shares has been acquired by any corporation (including the Target or any of its Subsidiaries or Affiliates), partnership, person or other entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Acquiror, Acquisition Sub or any of their Affiliates;

                  (h) all consents of and notices to or filings with Governmental Authorities and third parties required in connection with the Transactions to be made or obtained by Target (other than any approvals under the HSR Act) shall not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Target or prevent or materially delay consummation of any of the Transactions;

                  (i) there shall have occurred any event, circumstance or fact (whether or not covered by insurance), individually or in the aggregate, having or reasonably likely to have a Material Adverse Effect on Target since the date of this Agreement; or

                  (j) the Release Agreements have not been obtained as contemplated by Section 6.13.

                  The foregoing conditions are for the sole benefit of Acquisition Sub and Acquiror and may be asserted by Acquisition Sub or Acquiror regardless of the circumstances giving rise to any such condition or may be waived by Acquisition Sub or Acquiror in whole or in part at any time and from time to time in their sole discretion. The failure by Acquiror or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement of which this Exhibit is a part.


                                      A-2